IntelGenx Reports Profitable Third Quarter with Increased Growth in Revenues from Second Quarter

- Increased revenue by 167% from Q2
- Positive EBITDA and profitable quarter

Saint Laurent, Quebec, November 10, 2016 - IntelGenx Technologies Corp. (TSX-V: IGX) (OTCQX: IGXT) (the “Company” or “IntelGenx”) today reported its third quarter 2016 financial results for the three-month and nine-month periods ended September 30, 2016. All amounts are in U.S. Dollars unless otherwise stated. The Company will host a conference call today at 4:30 p.m. EST to provide a corporate update.

2016 Third Quarter Financial Highlights:

•	Revenue was $1.8 million, compared to $2.4 million over the same period last year
•	Net comprehensive income was $62 thousand, compared to net comprehensive income of $1.2 million over the same period last year
•	Adjusted EBITDA was $311 thousand, compared to adjusted EBITDA of $1.4 million over the same period last year
•	Cash and short-term investments totaled $5.7 million as at September 30, 2016 compared to the balance of $2.9 million as at December 31, 2015

Recent Highlights:

•	Signed commercialization term sheet for RizaportTM with Pharmatronic for Korea
•

Announced the successful completion of a phase 1 clinical study of Montelukast that demonstrated a significantly improved pharmacokinetic profile – bioavailability increased by 52% against the reference product. Montelukast is approved for the treatment of asthma and has shown promising results in the treatment of degenerative diseases of the brain, such as mild cognitive impairment and Alzheimer’s disease, the most prominent form of dementia

•	Signed a development and commercialization agreement with Chemo Group for three generic products
•	Monetized its royalty on future sales of Forfivo XL® to SWK Holdings Corporation for $6 million (CAD$8 million) - the largest influx of capital in the history of the company

“We are most pleased by our progress in executing our business plan and transforming IntelGenx into a global leader in pharmaceutical oral films,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “The completion of the definitive agreement with Chemo Group is a significant achievement for the Company. This important strategic partnership offers IntelGenx an opportunity to expand its global reach with its innovative product pipeline. The excellent results from our recently completed phase 1 study with Montelukast demonstrating a significantly increased bioavailability of the drug further confirms that this important drug repurposing opportunity has the potential to significantly accelerate IntelGenx’ long-term growth.”

Financial Results:
Total revenues for the three-month period ended September 30, 2016 amounted to $1.8 million, representing a decrease of $564 thousand or 24% compared to $2.4 million for the three-month period ended September 30, 2015. The decrease for the three-month period ended September 30, 2016 compared to the last year’s corresponding period is mainly attributable to a decrease in royalties of $248 thousand as well as a decrease in milestone revenues of $1.7 million and a decrease in deferred license revenues of $409 thousand, offset by an increase in upfront and deferred revenue on monetization of $1.8 million. Going forward, the royalty revenue should diminish due to the Company’s strategic decision to monetize the royalty on future sales of Forfivo XL®.

Operating costs and expenses were $1.7 million for the three-month period ended September 30, 2016 compared to $1 million for the corresponding period of 2015. The increase for the three-month period ended September 30, 2016 is mainly attributable to an increase in Research and Development expenses of $114 thousand and Selling, General and Administrative of $519 thousand. The increase in expenses relates to the investment into additional hiring’s to strengthen IntelGenx’s team as it executes its strategic plan to establish its state-of-the-art manufacturing facility.

For the third quarter of 2016, the Company generated operating income of $88 thousand compared to operating income of $1.4 million for the comparable period of 2015.

Net comprehensive income was $62 thousand or $0.00 on a basic and diluted per share basis for the third quarter of 2016 compared to net comprehensive income of $1.2 million or $0.02 on a basic and diluted per share basis for the comparable period of 2015.

“We are pleased that the company is well funded to advance our current innovative pipeline forward,” said Andre Godin, Executive Vice-President and CFO of IntelGenx. “The Company is working hard to bring further visibility to the marketplace in building a stronger presence in the capital markets.”

Cash and short-term investments as at September 30, 2016 was $5.7 million, representing an increase of $2.8 million compared with the balance of $2.9 million as at December 31, 2015. The increase in cash relates to the monetization of its royalty on future sales of Forfivo XL® to SWK Holdings Corporation for $6 million (CAD$8 million).

Conference Call Notice:
IntelGenx will host a conference call to discuss its third quarter results on Thursday, November 10, 2016 at 4:30 p.m. EST. The dial-in number for the conference call is 1-877-201-0168 (Canada and United States) or (647) 788-4901 (International), conference ID 97287160. The call will be audio-cast live and archived for twelve months at: www.intelgenx.com.

About IntelGenx:
IntelGenx is a leading oral drug delivery company focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilmTM technology platform. Established in 2003, the Montreal-based company is listed on the TSX-V and OTC-QX.

IntelGenx highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx state-of-the art manufacturing facility, established for the VersaFilmTM technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to our clients. More information is available about the company at: www.intelgenx.com.

Forward Looking Statements:
This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange), nor the OTCQX accepts responsibility for the adequacy or accuracy of this release.

Source: IntelGenx Technologies Corp.

For more information, please contact:
Edward Miller
Director, Investor Relations and Corporate Communications
IntelGenx Corp.
T: +1 514-331-7440 (ext. 217)
edward@intelgenx.com